Amendment to Employment Agreement

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective as of June 20, 2018 (the "Amendment Effective Date"), by and between Aviat Networks, Inc. (the "Company"), and Eric Chang (the "Executive" and, together with the Company, the "Parties").

Whereas, the Company and Executive entered into an Employment Agreement (the "Agreement") dated as of January 19, 2016,

Whereas, the Executive's Fiscal Year 2018 AIP ("Annual Incentive Plan") and LTIP ("Long Term Incentive Plan) percentages increased by the Compensation Committee of the Company's Board of Directors from 30% to 40% on August 23, 2017, and

Whereas, the Parties desire to amend Paragraphs 3(a), 5(c)(i), and 5(c)(ii) of the Agreement in the manner reflected herein, and

Now Therefore, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:

1. Compensation. Paragraph 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

"(a) Salary. You will be paid a monthly base salary to $21,666.67 ($260,000.00 per year), less applicable withholding, in accordance with the Company's normal payroll procedures and applicable law. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year (currently July 1st) your base salary will be reviewed by the Board, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company's profitability. Your base salary will not be reduced except as par tof a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company."

2. Other Termination. Paragraphs 5(c)(i) and 5(c)(2) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

"(i)    payments at your final base salary rate for a period of twelve (12) months following your termination; such payments will be subject to applicable withholding and made in accordance with the Company's normal payroll practices; provided, however, that any such payments that would have been paid in accordance with the Company's normal payroll practiced before your release becomes valid and irrevocable will accumulate and be paid only if and when both (x) your release becomes valid and irrevocable and (y) such validity and irrevocability in no event occurs more than 60 days after your termination;"

"(ii)    payment of the premiums necessary to continue your group health insurance under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") provided you have timely elected COBRA coverage until the earlier of (x) twelve (12) months following your termination date; or (y) the date you first become eligible to participate in another employer's group health insurance plan; or (z) the date on which you are no longer eligible for COBRA coverage;"

3. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term "Agreement" in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties have entered into this Amendment.

Aviat Networks, Inc.

By:	/s/ Michael Pangia		/s/ Eric Chang
	Name:	Michael Pangia	Name of Officer
	Title:	President and Chief Executive Officer